UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – OCTOBER 18, 2006

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Caster Avenue

Vaughan, Ontario, Canada L4L 5Y9

(Address of principal executive offices)

905-264-1991

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Sale of Shares of Series A Convertible Preferred Stock

On October 23, 2006, we sold 200,000 shares of our newly designated Series A Convertible Preferred Stock (the “Preferred Stock”) to three directors of our company for total proceeds of $2,000,000. John Petersen purchased 100,000 shares of Preferred Stock for $1,000,000 in cash, HAP Investments, LLC, a company controlled by Glenn Patterson, purchased 80,000 shares of Preferred Stock for $800,000 in cash and Robert Averill purchased 20,000 shares of Preferred Stock for $200,000 in cash. We immediately used $1,340,000 of the proceeds from these stock sales to repay unsecured short-term loans to our company, including $480,000 advanced by HAP Investments LLC and $445,000 advanced by Mr. Averill.

The transactions were exempt from registration under Section 4(2) of the Act. All purchasers are directors of our company and otherwise qualify as accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided information analogous to the information that would have been required in a registration statement under the Securities Act, except for historical financial information which is not presently available due to a recent decision to have new audits performed for the years ended December 31, 2003, 2004 and 2005. Each purchaser:

•	acknowledged his inability to rely on our historical financial statements;

•	acknowledged the likelihood that the pending audits were likely to result in material restatements; and

•	represented that our historical financial condition and our results of operation during such prior periods were not material to his investment decision, regardless of the outcome of the pending audits.

We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Description of Series A Convertible Preferred Stock

The following description of our Preferred Stock is qualified in its entirety by the “Amended Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Axion Power International, Inc.” which is attached hereto as an exhibit.

Authorization. On October 18, 2006, our board authorized a new series of preferred stock consisting of up to 2,000,000 shares to be designated Series A Convertible Preferred Stock. No more than 1,000,000 shares may be sold for cash and the remaining shares must be reserved for (i) issuance upon exercise of the conversion rights of holders of our secured and unsecured short-term debt, and (ii) to pay in-kind dividends on the Preferred Stock. So long as any Preferred Stock is outstanding, we are prohibited from issuing any series of stock having rights senior to or on parity with the Preferred Stock without the approval of the holders of two-thirds of the outstanding Preferred Stock. The holders of Preferred Stock have no preemptive rights with respect to any other securities of our company.

Stated Value. The Preferred Stock has a stated value of $10.00 per share.

Dividends. Holders of shares of Preferred Stock will receive dividends at the annual rate of 10% of the stated value of the Preferred Stock; provided that if we are delinquent in our SEC reports on any dividend payment date, the required dividend will be calculated at an annual rate of 20% for that dividend period only. Such dividends shall be payable in equal quarterly payments on the last day of March, June, September and December of each year commencing December 31, 2006, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will accrue and be cumulative from the date of issuance of the Preferred Stock until paid in full. When dividends are declared by the board of directors, each holder of Preferred Stock will have the option, for a period of 10 days from the dividend declaration date, to elect to receive his dividend in cash or in fully-paid shares of Preferred Stock which will be valued at $10 per share for dividend payment purposes.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, holders of shares of Preferred Stock are entitled to receive the liquidation preference of $10 per share plus accrued dividends before any payment or distribution is made to the holders of common stock. After payment in full of the liquidation preference of the shares of the Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by our company.

Voting Rights. With respect to all matters submitted for a stockholder vote other than matters that specifically require class voting under Delaware law, the holders of the Preferred Stock will be entitled to cast the number of votes equal to the number of shares of Common Stock into which such shares of Senior Preferred could be converted on the record date. So long as any Preferred Stock is outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Preferred Stock as to dividends, redemption or upon liquidation, dissolution or winding up of the Company or (iii) effect any reclassification of the Preferred Stock.

Optional Conversion. Beginning on the six-month anniversary of the closing date, holders will have the right to convert shares of Preferred Stock into shares of our common stock. If a holder requests permission to convert its Preferred Stock into common stock prior to the six-month anniversary for purposes of complying with its internal governing documents, we will not unreasonably withhold our consent to the proposed conversion. The initial conversion price of the common stock is $1.25 per share. The conversion price will be subject to adjustment for certain events, including: sales of common stock at a price that is less than the then current conversion price; share dividends on our common stock; subdivisions or combinations of our common stock; and the issuance of certain rights or warrants to holders of our common stock that permit them to subscribe for or purchase shares of our common stock at a price less than the conversion price of the Preferred Stock then in effect. No adjustment in the conversion price will be required to be made until cumulative adjustments equal at least $.05 per share of common stock; however, any adjustments that are not made shall be carried forward. All conversion price adjustment calculations shall be made to the nearest cent.

We may from time to time decrease the conversion price by any amount for any period of at least 20 days, in which case we will give each holder of Preferred Stock at least 15 days’ notice of such decrease.

No fractional shares of Common Stock will be issued upon conversion, but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the reported last sale price for the shares of Common Stock on the business day prior to the date of conversion.

In connection with any optional conversion, all accrued dividends through the end of the calendar quarter in which the conversion is effected will be added to the conversion value. If the Preferred Stock is called for redemption, the conversion right shall terminate at the close of business on the redemption date.

Registration of Underlying Common Stock. On or before April 21, 2007, we are obligated to file a registration statement under the Act for the resale of the common stock issuable upon conversion of the Preferred Stock, and to use all reasonable efforts to maintain the effectiveness of such registration statement for a period of not less than 24 months from the closing date. If we decide to file a registration statement under the Act for a proposed public offering of common stock by our company, then the holders of Preferred Stock will be afforded a reasonable opportunity to participate in that public offering as selling shareholders. In connection with any such piggy-back registration, the holders of Preferred Stock shall, if requested in writing by the managing underwriter or underwriters in an underwritten offering, agree not to effect any other public sale or distribution of our common stock, including a sale pursuant to the Rule 144 (except as part of such underwritten registration), during the seven-day period prior to, and during the 90-day period following, the effective date of underwritten registration. We have no outstanding securities with registration rights that are superior to the registration rights of the holders of Preferred Stock.

Redemption. After we have registered the common stock issuable upon conversion of the Preferred Stock under the Act, if the market price of our common stock exceeds certain price thresholds for at least 30 trading days within any period of 45 consecutive trading days, we will have the right to redeem unconverted shares of Preferred Stock for cash according to the following schedule:

•	If the market price of our common stock exceeds $5.00 per share, we will be entitled to redeem 20% of the Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	If the market price of our common stock exceeds $7.50 per share, we will be entitled to redeem another 20% of the Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	If the market price of our common stock exceeds $10.00 per share, we will be entitled to redeem another 20% of the Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	If the market price of our common stock exceeds $12.50 per share, we will be entitled to redeem another 20% of the Preferred Stock for the stated value unless the holders exercise their conversion rights; and

•	If the market price of our common stock exceeds $15.00 per share, we will be entitled to redeem the final 20% of the Preferred Stock for cash unless the holders exercise their conversion rights.

In connection with any proposed redemption of Preferred Stock, we will give each holder not less than 30 days notice of our intention to redeem a portion of his shares. The notice will state the redemption date, the number of shares of Preferred Stock to be redeemed, the amount payable in connection with the redemption and the number of shares of common stock that will be issued to the holder if he chooses to exercise his conversion rights prior to the redemption date. If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, we will select those to be redeemed pro rata or by lot. After the redemption date, unless we fail to pay the redemption price, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all conversion rights of the holders of those shares will terminate, except the right to receive the redemption price without interest. There is no mandatory redemption or sinking fund obligation with respect to the Preferred Stock.

ITEM 3.03 MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS

The issuance of the Preferred Stock modifies the rights of the holders of our common stock, in that the Preferred Stock has superior liquidation, dividend, redemption and voting rights, as outlined above in Item 3.02 - Description of Series A Convertible Preferred Stock.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION

On October 23, 2006, our articles of incorporation were amended through the filing of a “Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Axion Power International, Inc.” with the Delaware Secretary of State’s office. We subsequently amended the Amended Certificate of Designations on October 26, 2006 with the consent of all holders. For a description of the effect of this amendment, please see Item 3.02 - Description of Series A Convertible Stock, above.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 4.10	Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Axion Power International, Inc. dated October 23, 2006.

Exhibit 4.11	Amended Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Axion Power International, Inc. dated October 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AXION POWER INTERNATIONAL, INC,
November 7, 2006

By:	/s/ Thomas Granville
Thomas Granville, Chief Executive Officer